Exhibit 99.8

Execution Copy

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended to date and in effect and as further amended, restated, amended and restated, supplemented or otherwise further modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof (which, in the case of the financial statements as at September 30, 2011, were in draft form) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and

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(e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.11(f) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

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SCHEDULE 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of April 15, 2011 (as amended to date and in effect)

among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company,

the Lenders party thereto and ColFin GNE Loan Funding, LLC, as Administrative Agent

Name of Assignor: COLFIN GNE LOAN FUNDING, LLC

Name of Assignee: C-III INVESTMENTS LLC

Effective Date of Assignment: The first Borrowing Date to occur after the date of execution of this Assignment and Assumption by the Assignor and the Assignee; provided that the Assignee is the lender with respect to the relevant Loans.

Principal Amount Assigned	Loan Percentage Assigned

The amount set forth on Exhibit A attached hereto in the “Assignment Amount” column corresponding to the Effective Date of Assignment	The amount set forth on Exhibit A attached hereto in the “Percentage Assigned” column corresponding to the Effective Date of Assignment

C-III INVESTMENTS LLC, as Assignee			COLFIN GNE LOAN FUNDING, LLC, as Assignor

By:	/s/ Jeffrey P. Cohen		By:	/s/ Mark M. Hedstrom
	Name:	Jeffrey P. Cohen		Name:	Mark M. Hedstrom
	Title:	President		Title:	Vice President

Accepted for Recordation in the Register:

COLFIN GNE LOAN FUNDING, LLC, as Administrative Agent

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

Exhibit A

Day	Date	Existing Loan Balance ($)	Plus: New Funding ($)	New Loan Balance ($)	50% Share of New Loan Balance ($)	Less: New Funding ($)	Assignment Amount ($)	Percentage Assigned
Monday	10/17/2011	18,985,811.20	10,000,000.00	28,985,811.20	14,492,905.60	(10,000,000.00)	4,492,905.60	23.6645438%
Tuesday	10/18/2011	18,992,105.01	10,000,000.00	28,992,105.01	14,496,052.51	(10,000,000.00)	4,496,052.51	23.6732711%
Wednesday	10/19/2011	18,998,398.82	10,000,000.00	28,998,398.82	14,499,199.41	(10,000,000.00)	4,499,199.41	23.6819926%
Thursday	10/20/2011	19,004,692.64	10,000,000.00	29,004,692.64	14,502,346.32	(10,000,000.00)	4,502,346.32	23.6907084%
Friday	10/21/2011	19,010,986.45	10,000,000.00	29,010,986.45	14,505,493.22	(10,000,000.00)	4,505,493.22	23.6994184%
Saturday	10/22/2011	19,017,280.26	10,000,000.00	29,017,280.26	14,508,640.13	(10,000,000.00)	4,508,640.13	23.7081227%
Sunday	10/23/2011	19,023,574.08	10,000,000.00	29,023,574.08	14,511,787.04	(10,000,000.00)	4,511,787.04	23.7168211%
Monday	10/24/2011	19,029,867.89	10,000,000.00	29,029,867.89	14,514,933.94	(10,000,000.00)	4,514,933.94	23.7255139%
Tuesday	10/25/2011	19,036,161.70	10,000,000.00	29,036,161.70	14,518,080.85	(10,000,000.00)	4,518,080.85	23.7342008%
Wednesday	10/26/2011	19,042,455.51	10,000,000.00	29,042,455.51	14,521,227.76	(10,000,000.00)	4,521,227.76	23.7428821%
Thursday	10/27/2011	19,048,749.33	10,000,000.00	29,048,749.33	14,524,374.66	(10,000,000.00)	4,524,374.66	23.7515576%
Friday	10/28/2011	19,055,043.14	10,000,000.00	29,055,043.14	14,527,521.57	(10,000,000.00)	4,527,521.57	23.7602273%

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, Additional Warrants and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.